Exhibit 99.1

Contact: Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal 2015 First Quarter Results

•                  Consolidated net sales of $964.5 million, up 2.6%

•                  1Q15 same store sales growth of 2.3% versus 2.2% in 1Q14

•                  Consolidated gross margin expansion of 10 basis points

•                  1Q15 net earnings of $54.9 million with earnings per share of $0.35

DENTON, Texas, February 5, 2015 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fiscal 2015 first quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“As we continue to invest in and drive improvements in support of our core business, we anticipated first quarter results might fall below our full year expectations and that subsequent quarters would show steady improvement as our strategic initiatives were fully implemented.” stated Chris Brickman, President and Chief Executive Officer. “Consistent with these expectations, our consolidated same store sales for the fiscal 2015 first quarter were 2.3% and sales growth was 2.6%, which includes a 120 basis point unfavorable impact due to foreign currency exchange.  Consolidated gross margin expanded 10 basis points driven by both our business segments.  SG&A expense growth was higher this quarter than we anticipate going forward due to the final quarter of incremental healthcare expenses and investments made to lay the foundation for our strategic initiatives.  As a result, we do not believe this quarter’s deleverage is indicative of how the remainder of the year will progress.  Overall, we are very pleased with the early results of all our initiatives including CRM, marketing, the nail studio, our store refresh program and the acquisition of new brands/territories for our BSG business.  We will continue to work on these initiatives for the remainder of FY2015 and I look forward to sharing the results with you.”

FISCAL 2015 FIRST QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2015 first quarter, consolidated net sales were $964.5 million, an increase of 2.6% from the fiscal 2014 first quarter.  Fiscal 2015 first quarter sales increase is attributed to same store sales growth and the addition of new stores.  The unfavorable impact from changes in foreign currency exchange rates in the fiscal 2015 first quarter was $12.0 million, or 1.2% of sales.  Consolidated same store sales growth in the fiscal 2015 first quarter was 2.3%.

Gross Profit:  Consolidated gross profit for the fiscal 2015 first quarter was $473.8 million, an increase of 2.9% over gross profit of $460.5 million for the fiscal 2014 first quarter.  Gross profit as a percentage of sales was 49.1%, a 10 basis point improvement from the fiscal 2014 first quarter.

Selling, General and Administrative Expenses:  For the fiscal 2015 first quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $337.0 million, or 34.9% of sales, a 90 basis point increase from the fiscal 2014 first quarter metric of 34.0% of sales and total SG&A expenses of $319.5 million.  Fiscal 2015 first quarter SG&A expenses increased $17.5 million in part due to expenses associated with the opening of new stores such as rent, occupancy and payroll expenses.

In addition, the increase reflects higher expenses associated with our self-funded employee healthcare benefits program in the U.S., certain compensation-related expenses primarily in connection with our ongoing management transition plan, higher advertising expenses and higher expenses associated with the Sally Beauty Supply store remodels.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on schedule B.

Interest Expense: Interest expense for the fiscal 2015 first quarter was $29.2 million, up $0.8 million from the fiscal 2014 first quarter of $28.5 million.

Provision for Income Taxes:  Income taxes were $32.1 million for the fiscal 2015 first quarter versus $35.3 million in the fiscal 2014 first quarter.  The Company’s effective tax rate in the fiscal 2015 first quarter was 36.9% versus 37.8% in the fiscal 2014 first quarter.

In fiscal year 2015, the Company’s effective tax rate is expected to be in the range of 37.5% to 38.5%.

Net Earnings and Diluted Net Earnings Per Share (EPS) (1): In the fiscal 2015 first quarter, net earnings were $54.9 million, a 5.3% decrease from fiscal 2014 first quarter net earnings of $58.0 million.  In the fiscal 2015 first quarter, diluted earnings per share were $0.35, flat when compared to fiscal 2014 first quarter diluted earnings per share.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2015 first quarter was $144.8 million, a decrease of 3.2% from $149.6 million for the fiscal 2014 first quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of December 31, 2014, were $190.7 million.  The Company’s asset-based loan (ABL) revolving credit facility ended the fiscal 2015 first quarter with no outstanding borrowings.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of December 31, 2014.

For the fiscal 2015 first quarter, the Company’s capital expenditures totaled $19.4 million.  Capital expenditures for the fiscal year 2015 are projected to be in the previously stated range of $95 million to $100 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $113.1 million to $753.8 million at December 31, 2014 compared to $640.6 million at September 30, 2014.  Borrowing capacity on the ABL facility was approximately $478.1 million at the end of fiscal 2015 fist quarter.  The ratio of current assets to current liabilities was 2.75 to 1.00 at December 31, 2014 compared to 2.38 to 1.00 at September 30, 2014.

Inventory as of December 31, 2014 was $837.8 million, an increase of $23.6 million or growth of 2.9% from December 31, 2013 inventory.  This increase is primarily due to sales growth from existing stores and additional inventory from new store openings.

During the period of October 1, 2014 through December 31, 2014, the Company repurchased (and subsequently retired) 243 thousand shares of its common stock at an aggregate cost of $7.25 million and had approximately $992.7 million of additional share repurchase authorization remaining under its $1 billion share repurchase authorization announced on August 20, 2014.  The Company remains committed to deploying excess cash flow, after investments to grow the business, in the form of stock repurchases.

Business Segment Results:

Sally Beauty Supply

Fiscal 2015 First Quarter Results for Sally Beauty Supply

•                  Sales of $586.5 million, up 2.3% from $573.4 million in the fiscal 2014 first quarter.  Sales growth was from net new store openings and same store sales growth.  The unfavorable impact of foreign currency exchange on sales was $9.3 million, or 1.6%.

•                  Same store sales growth of 1.6% versus growth of 0.9% in the fiscal 2014 first quarter.

•                  Gross margin of 54.4%, a 10 basis point increase from 54.3% in the fiscal 2014 first quarter.

•                  Segment earnings of $101.2 million, down 2.3% from $103.5 million in the fiscal 2014 first quarter.

•                  Segment operating margins decreased 80 basis points to 17.3% of sales from 18.1% in the fiscal 2014 first quarter.

•                  Net store count increased by 161 over the fiscal 2014 first quarter for total store count of 3,605.

Sales growth in the fiscal 2015 first quarter was driven by new store openings and same store sales; this growth was partially offset by the unfavorable impact of foreign currency exchange.  Gross profit margin improvement of 10 basis points primarily resulted from favorable product and customer mix shift.  Segment operating earnings and margin were negatively impacted by higher SG&A expenses associated with store remodel costs, higher advertising expenses and higher expenses associated with our self-funded employee healthcare benefits program.

Beauty Systems Group

Fiscal 2015 First Quarter Results for Beauty Systems Group

•                  Sales of $377.9 million, up 3.0% from $367.1 million in the fiscal 2014 first quarter.  The unfavorable impact of foreign currency exchange on sales was $2.8 million, or 0.7%.

•                  Same store sales growth of 3.9% versus 5.2% in the fiscal 2014 first quarter.

•                  Gross margin of 40.9%, up 20 basis points when compared to the fiscal 2014 first quarter of 40.7%.

•                  Segment earnings of $56.6 million, up 3.2% from $54.8 million in the fiscal 2014 first quarter.

•                  Segment operating margins increased by 10 basis points to 15.0% of sales from 14.9% in the fiscal 2014 first quarter.

•                  Net store count was 1,275, an increase of 26 stores over the fiscal 2014 first quarter.

•                  Total BSG distributor sales consultants at the end of the fiscal 2015 first quarter were 967 versus 992 at the end of the fiscal 2014 first quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales and net new store openings; this growth was partially offset by the unfavorable impact of foreign currency.  Growth in segment operating earnings and margin expansion was primarily due to gross margin and SG&A leverage improvement while partially offset by expenses associated with new store openings and investments in the LoxaBeauty website.

(1)A detailed table reconciling 2015 and 2014 adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1092 (International:  612-288-0337).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen to this conference call, the replay will be available at about 12:00 p.m. (Central) February 5, 2015 through February 19, 2015 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 340569.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.8 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,800 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating and effectively responding to changes in consumer preferences and buying trends in a timely manner; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our e-commerce business; product diversion to mass retailers or other unauthorized retailers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; opening and operating new stores profitably; the impact of the health of the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property of others or that we may be required to defend our intellectual property rights; conducting business outside the United States; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’ or employees’ personal information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management attention required to investigate and remediate a data security breach; the ultimate determination of the extent or scope of the potential liabilities relating to our recent data security incident; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our ability to execute and implement our common stock repurchase program; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2014, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA; (2) Adjusted net earnings, earnings per share and diluted earnings per share and (3) Adjusted SG&A expenses.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation (which includes costs related to the Company’s executive management transition) and costs related to the Company’s previously disclosed data security incident.

Adjusted Net Earnings, Earnings Per Share, Diluted Earnings Per Share and SG&A Expenses — Adjusted net earnings, earnings per share, diluted earnings per share and SG&A expenses are GAAP net earnings, earnings per share, diluted earnings per share and SG&A expenses that exclude costs related to the Company’s previously disclosed executive management transition and data security incident for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures in the evaluation of our businesses and believe that these non-GAAP measures provide a meaningful measure to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations (Adjusted EBITDA)	C
Non-GAAP Financial Measures Reconciliations (Continued)	D
Store Count and Same Store Sales	E
Selected Financial Data and Debt	F

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2014	2013	% CHG

Net sales	$964,468	$940,464	2.6%
Cost of products sold and distribution expenses	490,699	479,938	2.2%
Gross profit	473,769	460,526	2.9%
Selling, general and administrative expenses (1)(2)	336,954	319,478	5.5%
Depreciation and amortization	20,579	19,255	6.9%
Operating earnings	116,236	121,793	-4.6%
Interest expense	29,241	28,489	2.6%
Earnings before provision for income taxes	86,995	93,304	-6.8%
Provision for income taxes	32,086	35,309	-9.1%
Net earnings	$54,909	$57,995	-5.3%

Earnings per share:
Basic	$0.35	$0.35	0.0%
Diluted	$0.35	$0.35	0.0%

Weighted average shares:
Basic	156,104	163,603
Diluted	158,545	167,755

			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.4%	54.3%	10
BSG Segment Gross Profit Margin	40.9%	40.7%	20
Consolidated Gross Profit Margin	49.1%	49.0%	10
Selling, general and administrative expenses	34.9%	34.0%	90
Consolidated Operating Profit Margin	12.1%	13.0%	(90)
Net Earnings Margin	5.7%	6.2%	(50)

Effective Tax Rate	36.9%	37.8%	(90)

(1)         Selling, general and administrative expenses include share-based compensation expenses of $7.8 million and $8.5 million for the three months ended December 31, 2014 and 2013, respectively.

(2)         For the three months ended December 31, 2014, selling, general and administrative expenses include expenses of $0.2 million incurred in connection with the data security incident disclosed in March 2014.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2014	2013	% CHG
Net sales:
Sally Beauty Supply	$586,519	$573,355	2.3%
Beauty Systems Group	377,949	367,109	3.0%
Total net sales	$964,468	$940,464	2.6%

Operating earnings:
Sally Beauty Supply	$101,179	$103,543	-2.3%
Beauty Systems Group	56,589	54,834	3.2%
Segment operating earnings	157,768	158,377	-0.4%

Unallocated corporate expenses (1)	(33,772)	(28,062)	20.3%
Share-based compensation	(7,760)	(8,522)	-8.9%
Interest expense	(29,241)	(28,489)	2.6%
Earnings before provision for income taxes	$86,995	$93,304	-6.8%

			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	17.3%	18.1%	(80)
Beauty Systems Group	15.0%	14.9%	10
Consolidated operating profit margin	12.1%	13.0%	(90)

(1)       Unallocated expenses consist of corporate and shared costs. For the three months ended December 31, 2014, unallocated corporate expenses include expenses of $0.2 million incurred in connection with the data security incident disclosed in March 2014.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended
	December 31,
	2014	2013	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$54,909	$57,995	-5.3%
Add:
Depreciation and amortization	20,579	19,255	6.9%
Share-based compensation (1)	7,760	8,522	-8.9%
Expenses from data security incident (2)	241	—	—
Interest expense	29,241	28,489	2.6%
Provision for income taxes	32,086	35,309	-9.1%
Adjusted EBITDA (Non-GAAP)	$144,816	$149,570	-3.2%

(1)         For the three months ended December 31, 2014 and 2013, share-based compensation includes $4.8 million and $5.3 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)         For the three months ended December 31, 2014, selling, general and administrative expenses include expenses of $0.2 million incurred in connection with the data security incident disclosed in March 2014.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2014
	As Reported	Expenses from Data Security Incident (1)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$336,954	$(241)	$336,713
SG&A expenses, as a percentage of sales	34.9%		34.9%
Operating earnings	116,236	241	116,477
Operating Profit Margin	12.1%		12.1%
Earnings before provision for income taxes	86,995	241	87,236
Provision for income taxes (2)	32,086	89	32,175
Net earnings	$54,909	$152	$55,061

Earnings per share:
Basic	$0.35	$—	$0.35
Diluted	$0.35	$—	$0.35

(1)         For the three months ended December 31, 2014, selling, general and administrative expenses include expenses of $0.2 million incurred in connection with the data security incident disclosed in March 2014.

(2)         The provision for income taxes related to the adjustment to net earnings was calculated using an estimated effective tax rate of 37.0%.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of December 31,
	2014	2013	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,586	3,423	163
Franchise stores	19	21	(2)
Total Sally Beauty Supply	3,605	3,444	161
Beauty Systems Group:
Company-operated stores	1,109	1,092	17
Franchise stores	166	157	9
Total Beauty System Group	1,275	1,249	26
Total	4,880	4,693	187

BSG distributor sales consultants (end of period) (1)	967	992	(25)

	2014	2013	Basis Pt Chg

First quarter company-operated same store sales growth (2)
Sally Beauty Supply	1.6%	0.9%	70
Beauty Systems Group	3.9%	5.2%	(130)
Consolidated	2.3%	2.2%	10

(1)         Includes 333 and 324 distributor sales consultants as reported by our franchisees at December 31, 2014 and 2013, respectively.

(2)         For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales (which are not separately material for each of the periods reported herein) and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule F

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	As of December 31,	As of September 30,
	2014	2014
Financial condition information (at period end):
Working capital	$753,753	$640,612
Cash and cash equivalents	190,681	106,575
Property and equipment, net	236,678	238,111
Total assets	2,097,034	2,029,973
Total debt, including capital leases	1,810,992	1,811,641
Total stockholders’ (deficit) equity	$(255,556)	$(347,053)

	As of December 31,
	2014	Interest Rates
Debt position excluding capital leases:
Revolving ABL facility	$—	(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%
Senior notes due 2019	750,000	6.875%
Senior notes due 2022 (1)	857,213	5.750%
Senior notes due 2023	200,000	5.500%
Other (2)	51	5.790%
Total debt, excluding capital leases	$1,807,264

Debt maturities, excluding capital leases:
Twelve months ending December 31,
2015	$51
2016-2018	—
2019	750,000
Thereafter (1)	1,057,213
Total debt, excluding capital leases	$1,807,264

(1)         Amount includes unamortized premium of $7.2 million related to notes in the aggregate principal amount of $150.0 million. The 5.75% interest rate relates to notes in the aggregate principal amount of $850.0 million.

(2)         Represents pre-acquisition debt of businesses acquired.